Filed pursuant to Rule 424(b)(3)

File Nos. 333-238184 and 811-22973

AMG PANTHEON FUND, LLC

Supplement dated January 19, 2021 to the Class 1 Prospectus,

dated July 31, 2020 (as revised August 14, 2020)

The following information supplements and supersedes any information to the contrary relating to AMG Pantheon Fund, LLC (the “Fund”) contained in the Fund’s Class 1 Prospectus (the “Prospectus”), dated and revised as noted above.

Within the “Application for Investment” section, the first paragraph in the subsection titled “Eligible Investors” on page 77 is hereby deleted and restated as follows:

Units will be offered only to Eligible Investors. This means that to purchase Units of the Fund, a prospective Investor will be required to certify that the Units are being acquired directly or indirectly for the account of an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. An “accredited investor” includes, among other investors, a natural person who has a net worth (or a joint net worth with that person’s spouse or spousal equivalent), excluding the value of such natural person’s primary residence, immediately prior to the time of purchase in excess of $1 million, or income in excess of $200,000 (or joint income with the investor’s spouse or spousal equivalent in excess of $300,000) in each of the two preceding years and has a reasonable expectation of reaching the same income level in the current year, a natural person who holds in good standing certain qualifying (as designated by the Commission) professional certifications, designations or credentials, and certain legal entities with total assets exceeding $5 million. Existing Investors seeking to purchase additional Units will be required to qualify as Eligible Investors at the time of the additional purchase. The Adviser may from time to time impose stricter or less stringent eligibility requirements.

PLEASE KEEP THIS SUPPLEMENT FOR FUTURE REFERENCE

Filed pursuant to Rule 424(b)(3)

File Nos. 333-238184 and 811-22973

AMG PANTHEON FUND, LLC

Supplement dated January 19, 2021 to the Class 2, Class 3, Class 4 and Class 5 Prospectus,

dated July 31, 2020 (as revised August 14, 2020)

The following information supplements and supersedes any information to the contrary relating to AMG Pantheon Fund, LLC (the “Fund”) contained in the Fund’s Class 2, Class 3, Class 4 and Class 5 Prospectus (the “Prospectus”), dated and revised as noted above.

The following is hereby added after the fourth paragraph on page 3 of the Prospectus, and at the end of footnote (2) of the “Summary of Fund Expenses” section on page 31:

The Distributor may elect to reduce, otherwise modify or waive the sales load with respect to certain investors. See “Application for Investment Program.”

Within the “Application for Investment” section, the following is hereby added after the third paragraph in the subsection titled “Purchase Terms” beginning on page 79:

The sales load for Class 5 Units will be deducted out of the investor’s subscription amount, and will not constitute part of an investor’s capital contribution to the Fund or part of the assets of the Fund. No Sales Load may be charged without the consent of the Distributor. The Distributor may elect to reduce, otherwise modify or waive the sales load with respect to any investor on behalf of: (i) purchasers for whom the Distributor, the Adviser, or one of their affiliates acts in a fiduciary, advisory, custodial, or similar capacity; (ii) employees and retired employees (including spouses, children, and parents of employees and retired employees) of the Distributor, the Adviser, and any affiliates of the Distributor or the Adviser; (iii) Directors and retired Directors of the Fund (including spouses, children, and parents of Directors and retired Directors); (iv) purchasers who use proceeds from an account for which the Distributor, the Adviser, or one of their affiliates acts in a fiduciary, advisory, custodial, or similar capacity, to purchase Units; (v) clients of brokers, dealers, investment advisers, financial planners or other financial services firms with which the Fund has a special arrangement; (vi) participants in an investment advisory or agency commission program under which such participant pays a fee to an investment adviser or other firm for portfolio management or brokerage services; (vii) orders placed on behalf of other investment companies that the Distributor or an affiliated company distributes; and (viii) orders placed on behalf of purchasers who have previously invested in the Fund or other funds advised or distributed (as applicable) by the Adviser, the Distributor, and any affiliates of the Adviser or the Distributor in amounts that, if combined with the new order for Units of the Fund, may qualify the purchaser for a lesser sales load (or a complete waiver of the sales load). To receive a sales load waiver in conjunction with any of the above categories, an investor must, prior to the time of purchase, inform the Fund about the investor’s eligibility for the waiver of the sales load and give the Fund sufficient information to permit the Distributor to confirm that the investor qualifies for such a waiver. Notwithstanding any waiver, investors remain subject to eligibility requirements set forth in this Prospectus.

Also within the “Application for Investment” section, the first paragraph in the subsection titled “Eligible Investors” beginning on page 80 is hereby deleted and restated as follows:

Units will be offered only to Eligible Investors. This means that to purchase Units of the Fund, a prospective Investor will be required to certify that the Units are being acquired directly or indirectly for the account of an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. An “accredited investor” includes, among other investors, a natural person who has a net worth (or a joint net worth with that person’s spouse or spousal equivalent), excluding the value of such natural person’s primary residence, immediately prior to the time of purchase in excess of $1 million, or income in excess of $200,000 (or joint income with the investor’s spouse or spousal equivalent in excess of $300,000) in each of the two preceding years and has a reasonable expectation of reaching the same income level in the current year, a natural person who holds in good standing certain qualifying (as designated by the Commission) professional certifications, designations or credentials, and certain legal entities with total assets exceeding $5 million. Existing Investors seeking to purchase additional Units will be required to qualify as Eligible Investors at the time of the additional purchase. The Adviser may from time to time impose stricter or less stringent eligibility requirements.

PLEASE KEEP THIS SUPPLEMENT FOR FUTURE REFERENCE